EXHIBIT 21.1
SUBSIDIARIES OF GREATBATCH, INC.

Subsidiary	Incorporated

Greatbatch Ltd. (direct subsidiary of Greatbatch, Inc.)	New York

Greatbatch LLC (direct subsidiary of Greatbatch Ltd.)	Delaware

Greatbatch Medical, S. de R.L. de C.V. (owned 99% by Greatbatch LLC & 1% by Greatbatch, Inc.)	Mexico

Electrochem Solutions, Inc. (direct subsidiary of Greatbatch Ltd.)	Massachusetts

Micro Power Electronics, Inc. (direct subsidiary of Electrochem Solutions, Inc.)	Delaware

Greatbatch-Globe Tool, Inc. (direct subsidiary of Greatbatch Ltd.)	Minnesota

Precimed, Inc. (direct subsidiary of Greatbatch Ltd.)	Pennsylvania

QiG Group, LLC (direct subsidiary of Greatbatch Ltd.)	Delaware

P Medical Holding SA (direct subsidiary of Greatbatch Ltd.)	Switzerland

QiG Singapore Pte. Ltd. (direct subsidiary of P Medical Holding SA)	Singapore

Greatbatch Medical SA (direct subsidiary of P Medical Holding SA)	Switzerland

Greatbatch Medical SAS (direct subsidiary of Greatbatch Medical SA)	France

Greatbatch Medical Limited (direct subsidiary of Greatbatch Medical SA)	United Kingdom

NeuroNexus Technologies, Inc. (direct subsidiary of Greatbatch Ltd.)	Michigan

AlgoStim LLC (owned 88% by QiG Group, LLC)	Delaware

PelviStim LLC (owned 88.25% by QiG Group, LLC)	Delaware